Exhibit 4.21

Amendment No. 1 to the Credit Agreement dated 30.01.2025

Prepared and signed on the 31st day of December 2025

To:

Bank Discount of Israel Ltd. (the “Bank”)

Whereas on November 30, 2025, we, the undersigned, Oddity Tech Ltd., company no. 514936269 (the “Company”), signed an agreement in connection with the provision of a credit facility by the Bank (the “Agreement”);

Whereas the Bank has agreed to our request to amend the Agreement as set forth below.

Therefore, we hereby declare, confirm and undertake to the Bank as follows:

1.	General
1.1.	The preamble to this Amendment Letter constitutes an integral part hereof.
1.2.	All terms used in this Amendment Letter shall have the meanings ascribed to them in the Agreement, unless expressly stated otherwise.
2.	Amendment of the Agreement

The Agreement shall be amended as follows:

2.1.	Section 2.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“Subject to all the conditions set forth in this Agreement and the Credit Documents, the Bank makes available to the Company a credit facility for the purpose of financing ongoing operations in the ordinary course of the Company’s business, in an aggregate amount not exceeding US$30,000,000 (thirty million US dollars), which shall remain in effect until January 16, 2029 (respectively: the “Determining Date” and the “Credit Facility”), and which may be utilized until the Determining Date as Long-Term Credit, the final repayment date of the loans thereunder being no later than January 16, 2031 (the “Final Repayment Date”). It is hereby clarified that amounts repaid by us shall not be subject to an early repayment fee and shall be available for re-utilization until the Determining Date.

“Long-Term Credit” means long-term loans, the final repayment date of which falls more than 12 months from the date such loans are made available.”

2.2.	In Section 2.2 of the Agreement, the following shall be added at the end of the section:

“For the avoidance of doubt, the Company shall be entitled to re-utilize the Credit Facility by drawing loans under the Credit Facility, up to the amount of the Credit Facility as set forth in Section 2.1 of the Agreement, as amended/modified from time to time.”

2.3.	In Section 2.3.1 of the Agreement, instead of “Short-Term Credit”, there shall be “Long-Term Credit”.
2.4.	In Section 2.3.2 of the Agreement (“Interest Rate”) – instead of “SOFR plus 3.1%”, there shall be “SOFR plus 2.7%”.
2.5.	In Section 3.2 of the Agreement (“Non-Utilization Fee of Credit Facility”) – instead of “0.29%”, there shall be “0.3%”.
3.	General
3.1.

In any event of an explicit contradiction or discrepancy between the provisions of this Amendment Letter and the provisions of the Agreement, the provisions of this Amendment Letter shall prevail and apply.

3.2.	This Amendment Letter shall enter effect immediately upon its execution.

3.3.

The Agreement, as defined above, including all its appendices and addenda, if any, remains in full force and effect and scope, without change, and shall bind the Company for all purposes vis-à-vis the Bank. The Agreement forms an integral part hereof, such that they shall be read together, in continuation and in one sequence, as one whole, together with all the forms, documents, collateral, guarantees, Credit Documents and the various terms letters executed by us with the Bank – as conditions thereof, which add to and complement one another.

3.4.

This Amendment Letter constitutes and shall always constitute an integral part of the Agreement, and they shall be deemed one whole and read together, in continuation and in one sequence, and all words, expressions, terms, definitions, statements and stipulations in the Agreement shall apply also to this Amendment Letter.

In witness whereof, we signed:

/s/ Noa Frig Ben-David
Oddity Tech Ltd.

Attorney Confirmation

I, the undersigned, Adv. Sivan Rubinstein, serving as legal counsel for Oddity Tech Ltd., company no. 514936269 (the “Company”), hereby certify to Bank Discount of Israel Ltd. (the “Bank”) that the above document was signed in the name of the Company by Ms. Noa Frig Ben-David, who is authorized, by her signature, to bind the Company vis-à-vis the Bank, pursuant to resolutions of the competent corporate organs of the Company duly adopted and by virtue of the Company’s incorporation documents, and that there is no limitation and/or impediment under any law and/or agreement to the creation and/or execution and/or issuance of the above document and/or to the performance of all that is set forth in the above document, for the benefit and in favor of the Bank, all as detailed above, such that the above document binds the Company, is enforceable against it by the Bank and is valid vis-à-vis the Bank for all purposes.

/s/ Sivan Rubinstein
Sivan Rubinstein, Adv.

Signature and Attorney Stamp	Date: December 31st, 2025

Oddity Tech Ltd., company no. 514936269

Address: 8 HaHarash St., Tel Aviv	Date: December 31st, 2025

To:

Bank Discount of Israel Ltd.

Dear Sirs,

At a meeting of the Board of Directors of Oddity Tech Ltd., company no. 514936269 (the “Company”), held at its registered office on December 24, 2025, it was resolved as follows:

(1) To execute the document attached to this letter titled: “Amendment No. 1 to the Credit Agreement dated 30.01.2025” in favor of Bank Discount of Israel Ltd.

(2) To authorize Ms. Noa Frig Ben-David to sign, on behalf of the Company, the above document.

We hereby confirm that the foregoing resolutions are in accordance with the Company’s up-to-date incorporation documents, were recorded in the minute book and signed by the Chairman, and that all resolutions and approvals required for this transaction were obtained, including pursuant to Part Six of the Companies Law, 5759-1999 (to the extent required).

Adv. Sivan Rubinstein, Legal Department
Oddity Tech Ltd.

To:

Bank Discount of Israel Ltd.

Dear Sirs,

I, the undersigned, acting as legal counsel for the Company, hereby certify to Bank Discount of Israel Ltd. (the “Bank”) as follows:

(1) The resolutions adopted and referred to in the above minutes are in accordance with the Company’s up-to-date incorporation documents, were recorded in the minute book and signed by the Chairman.

(2) All approvals (including pursuant to Part Six of the Companies Law, 5759-1999, to the extent required), the resolutions and all required legal actions have been duly obtained and carried out, including by the Company’s competent bodies, in such a way that renders the above resolutions binding upon the Company for all purposes vis-à-vis the Bank.

(3) There is no impediment and/or limitation under any law and/or agreement to the adoption of the above resolutions, their performance and their implementation by the Company.

(4) Ms. Noa Frig Ben-David is/are a manager(s) of the Company, and her/their signature(s) on the Company’s seal bind(s) the Company, for all intents and purposes.

(5) In addition, I hereby confirm to you that as of the date written at the bottom of this letter, to the best of my knowledge: there is no pending application against the Company for the appointment of a temporary or permanent receiver, no order has been issued against it for the appointment of a temporary or permanent receiver and/or any application for the issuance of a temporary or permanent winding-up order, no temporary or permanent winding-up order has been issued against the Company, and there is no judgment or order against the Company that has not been executed and fully paid as stated therein. Furthermore, no lien and/or charge of any kind encumbers the Company’s assets, in whole or in part, except as detailed in the Company’s extract at the Companies Registrar attached as Appendix A.

Adv. Sivan Rubinstein	Date: December 31st, 2025